Exhibit 99

Sypris Reports Third Quarter Results

Important Progress Reported

LOUISVILLE, Ky.--(BUSINESS WIRE)--November 17, 2009--Sypris Solutions, Inc. (Nasdaq/NM: SYPR) today reported financial results for its third quarter ended October 4, 2009. The results of the Company’s Test & Measurement segment, which was divested on October 26, have been excluded from both current and historical results and reclassified as discontinued operations.

HIGHLIGHTS

  Gross profit increased 48% on a comparable period basis despite a 27% decline in revenue, reflecting the positive impact of restructuring initiatives.
  Aerospace & Defense gross margins increased to 20%, up from 11.5% for the prior year quarter and up from 18.7% sequentially.
  The Company generated positive free cash flow and reported the third consecutive quarter of stable revenue in its Industrial Group.
  Subsequent to quarter-end, $60 million was raised through the sale of Sypris Test & Measurement and the liquidation of marketable securities.
  An estimated $31 million pre-tax gain will be reported from these two events in the fourth quarter.
  Proceeds were used to repay $55 million of debt, while maturities for the Company’s credit facilities were extended into 2012.
  Interest expense is expected to be reduced by $4 to $5 million annually.

The Company reported revenue from continuing operations of $62.7 million for the third quarter compared to $86.1 million for the prior year period. The Company reported a loss from continuing operations of $1.9 million, or $0.10 per share, for the third quarter compared to a loss of $7.8 million, or $0.43 per share, for the prior year period. The loss for the quarter included $1.5 million, or $0.08 per share, of charges associated with the Company’s previously announced restructuring program. Including the results of discontinued operations, the Company’s net loss for the third quarter was $1.8 million, or $0.09 per share, as compared to a net loss of $7.8 million, or $0.42 per share for the prior year period.

For the nine months ended October 4, 2009, the Company reported revenue from continuing operations of $199.8 million compared to $275.4 million for the prior year period and a loss from continuing operations of $20.1 million, or $1.09 per share, compared to a loss of $8.5 million, or $0.46 per share, for the same period in 2008. The loss for the period included $5.2 million, or $0.28 per share, of charges associated with the restructuring program. Including the results of discontinued operations, the Company’s net loss for the nine months ended October 4, 2009 was $19.9 million, or $1.08 per share, as compared to a net loss of $8.3 million, or $0.45 per share, for the prior year period.

“The operational performance of the Company continued to register significant improvement, while plans to increase liquidity and position the business for growth were successfully completed with the sale of our Test & Measurement segment and the liquidation of marketable securities subsequent to the close of the quarter,” said Jeffrey T. Gill, president and chief executive officer. “With net debt at less than 10% of total capital after these actions, the Company’s balance sheet is healthy and available to support profitable growth.”

“Our Industrial Group showed important signs of stabilizing during the quarter, with revenue holding steady for the third consecutive quarter, while gross profit increased $1.7 million on a sequential basis from the second quarter of 2009. And perhaps even more importantly, EBITDAR during the third quarter was positive for the first time since the second quarter of 2008, reflecting the increasingly positive impact of the restructuring activities that were completed earlier this year.”

“Much work remains in order for the Company to achieve lasting success, but each of our business segments continued to make real progress. While revenue for our Electronics Group fell 9% during the quarter reflecting the decline of older programs, gross profit increased 58% on a comparable period basis, reflecting a improved mix and lower operating costs in this important segment, which we believe to have an exciting future.”

The Electronics Group

Revenue for our Electronics Group decreased 9.1% to $25.6 million in the third quarter compared to $28.1 million in the prior year period, primarily as a result of a reduction in sales of certain older programs. Gross profit for the quarter increased 58.3% to $5.1 million compared to $3.2 million for the same period in 2008, while gross margins expanded to 20.0% from 11.5% for the prior year period on improved mix and lower operating costs.

The Industrial Group

Revenue for our Industrial Group was $37.2 million in the third quarter compared to $58.0 million for the prior year period as a result of the forecasted decline in the commercial vehicle and trailer markets. Gross profit for the quarter was $0.1 million compared to $0.3 million for the same period in 2008, primarily as a result of significantly lower volumes partially offset by restructuring savings and aggressive cost containment activities.

Outlook

Mr. Gill added, “The outlook for our Electronics Group remains positive, with this segment of our business expected to benefit from further gross margin expansion as we move throughout the remainder of the year as a result of process improvements, increased productivity and lower costs.”

“We expect to see some incremental improvement in the performance of our Industrial Group going forward, though it will be subject to the timing and strength of the economy. Our sense is that the market for commercial vehicles may pick up some during the fourth quarter, but that inventory balancing and continued economic uncertainty will continue to hold production at or near current levels for the foreseeable future.”

“The fourth quarter results will reflect the added benefit of the income and proceeds generated from the sale of the Test & Measurement segment and the liquidation of marketable securities. Pre-tax income is expected to include an estimated gain of $31 million, while cash flow will increase by approximately $55 million during the period, thereby reducing outstanding indebtedness by this amount.”

Sypris Solutions is a diversified provider of technology-based outsourced services and specialty products. The Company performs a wide range of manufacturing and technical services, typically under multi-year, sole-source contracts with major corporations and government agencies in the markets for aerospace and defense electronics and truck components and assemblies. For more information about Sypris Solutions, visit its Web site at www.sypris.com.

Each “forward-looking statement” herein is subject to serious risks and should not be relied upon, as detailed in our most recent Form 10-K and Form 10-Q and subsequent SEC filings. Briefly, we currently believe that such risks also include: the effects of a continuing economic downturn which could reduce our revenues, negatively impact our customers or suppliers and materially, adversely affect our financial results; potential impairments, non-recoverability or write-offs of goodwill, assets or deferred costs, including deferred tax assets in the U.S. or Mexico; breakdowns, relocations or major repairs of machinery and equipment; our inability to successfully launch new or next generation programs; the cost, efficiency and yield of our operations and capital investments, including working capital, production schedules, cycle times, scrap rates, injuries, wages, overtime costs, freight or expediting costs; cost and availability of raw materials such as steel, component parts, natural gas or utilities; volatility of our customers’ forecasts, financial conditions, market shares, product requirements or scheduling demands; adverse impacts of new technologies or other competitive pressures which increase our costs or erode our margins; failure to adequately insure or to identify environmental or other insurable risks; inventory valuation risks including obsolescence, shrinkage, theft, overstocking or underbilling; changes in government or other customer programs; reliance on major customers or suppliers, especially in the automotive or aerospace and defense electronics sectors; revised contract prices or estimates of major contract costs; dependence on, recruitment or retention of key employees; union negotiations; pension valuation, health care or other benefit costs; labor relations; strikes; risks of foreign operations; currency exchange rates; the costs and supply of debt, equity capital, or insurance; fees, costs or other dilutive effects of refinancing, compliance with covenants in, or acceleration of, our loan and other debt agreements; changes in licenses, security clearances, or other legal rights to operate, manage our work force or import and export as needed; weaknesses in internal controls; the costs of compliance with our auditing, regulatory or contractual obligations; regulatory actions or sanctions; disputes or litigation, involving customer, supplier, lessor, landlord, creditor, stockholder, product liability or environmental claims; war, terrorism or political uncertainty; unanticipated or uninsured disasters, losses or business risks; inaccurate data about markets, customers or business conditions; or unknown risks and uncertainties.

Non-GAAP Measures

In addition to the results reported in accordance with accounting principles generally accepted in the United States ("GAAP") included throughout this press release, the company has provided information regarding free cash flow, free cash flow before restructuring expense, EBITDAR, and net debt to total capital which are non-GAAP financial measures.

Free cash flow is defined as cash provided by operating activities less capital expenditures. Free cash flow before restructuring expense is defined as free cash flow excluding nonrecurring expense, net. EBITDAR is defined as earnings before interest, taxes, depreciation and amortization, impairment of goodwill and nonrecurring expenses. Net debt is defined as the sum of short-term and long-term debt less cash and cash equivalents and restricted cash.

Management believes EBITDAR is a meaningful measure of performance as it is commonly utilized by management, investors and financial institutions to analyze operating performance and entity valuation. Free cash flow and free cash flow before restructuring expense are useful in analyzing the company’s ability to service and repay its debt. Net debt to total capital ratio is used by management to analyze the Company's financial structure and its reliance on debt financing for funding its operational requirements. Further, management uses these non-GAAP measures in planning and forecasting for future periods.

These non-GAAP measures should not be considered a substitute for our reported results prepared in accordance with GAAP. EBITDAR should not be considered as an alternative to net income as an indicator of our operating performance or to cash flows as a measure of liquidity. Free cash flow and free cash flow before restructuring expense should not be considered substitutes for cash provided by operating activities or other cash flow statement data prepared in accordance with GAAP or as a measure of liquidity. In addition, the calculation of free cash flow does not reflect cash used to service debt or cash received from the divestitures or businesses or sales of other assets and thus does not reflect funds available for investment or other discretionary uses.

RECONCILIATION OF THREE AND NINE MONTHS ENDED FREE CASH FLOW
(in thousands)

	Three Months Ended		Nine Months Ended
	October 4,	September 28,	October 4,	September 28,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Consolidated Cash Flow Statement:
Cash flows from operating activities:
Net cash provided by (used in) operating activities – continuing operations	$1,546	$(701)	$(2,315)	$7,570
Net cash provided by operating activities – discontinued operations	694	1,558	2,641	2,529
Net cash provided by operating activities	2,240	857	326	10,099
Cash flows from investing activities:
Capital expenditures	(925)	(1,773)	(3,897)	(7,574)
Proceeds from sale of assets	32	817	114	998
Changes in nonoperating assets and liabilities	180	213	366	51
Net cash used in investing activities – continuing operations	(713)	(743)	(3,417)	(6,525)
Net cash used in investing activities – discontinued operations	(407)	(671)	(843)	(1,910)
Net cash used in investing activities	(1,120)	(1,414)	(4,260)	(8,435)
Cash flows from financing activities:
Net change in debt under revolving credit facility	(500)	2,000	2,000	—
Debt modification costs	—	—	(652)	—
Cash dividends paid	—	(581)	(386)	(1,734)
Net cash (used in) provided by financing activities	(500)	1,419	962	(1,734)
Net increase (decrease) in cash and cash equivalents	620	862	(2,972)	(70)
Cash and cash equivalents at beginning of period	10,125	13,690	13,717	14,622
Cash and cash equivalents at end of period	$10,745	$14,552	$10,745	$14,552
Free Cash Flow Before Restructuring Expense:
Net cash provided by operating activities – continuing operations	$1,546	$(701)	$(2,315)	$7,570
Capital expenditures	(925)	(1,773)	(3,897)	(7,574)
Free cash flow	$621	$(2,474)	$(6,212)	$(4)
Nonrecurring expense, net	1,528	655	5,241	655
Free cash flow before restructuring expense	$2,149	$(1,819)	$(971)	$651

RECONCILIATION OF THREE AND NINE MONTHS ENDED EBITDAR (in thousands)

	Three Months Ended		Nine Months Ended
	October 4,	September 28,	October 4,	September 28,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
EBITDAR	$1,369	$(1,359)	$(2,338)	$10,104
Income tax (expense) benefit	3,777	(168)	2,997	(107)
Interest expense, net	(1,830)	(578)	(3,958)	(1,437)
Depreciation and amortization	(3,693)	(5,050)	(11,511)	(16,403)
Nonrecurring expense, net	(1,528)	(655)	(5,241)	(655)
Loss from continuing operations	$(1,905)	$(7,810)	$(20,051)	$(8,498)

RECONCILIATION OF NET DEBT TO TOTAL CAPITAL (in thousands)

	October 4,	December 31,
	2009	2008
	(Unaudited)
Notes payable	$40,730	$—
Long-term debt	34,270	73,000
Less cash and cash equivalents	(10,745)	(13,717)
Less restricted cash	(81)	(464)
Net debt	$64,174	$58,819
Capital:
Total stockholder’s equity	$56,857	$59,985
Net debt	64,174	58,819
Total Capital	$121,031	$118,804
Net debt to total capital	53%	50%

SYPRIS SOLUTIONS, INC. Financial Highlights (In thousands, except per share amounts)

	Three Months Ended

	October 4, 2009	September 28, 2008
	(Unaudited)
Revenue	$62,716	$86,092
Net loss	$(1,769)	$(7,756)
Basic and diluted (loss) earnings per common share:
Loss per share from continuing operations	$(0.10)	$(0.43)
Earnings per share from discontinued operations	0.01	0.01

Basic and diluted loss per share	$(0.09)	$(0.42)
Weighted average shares outstanding:
Basic	18,478	18,369
Diluted	18,478	18,369

	Nine Months Ended

	October 4, 2009	September 28, 2008
	(Unaudited)
Revenue	$199,803	$275,442
Net loss	$(19,892)	$(8,306)
Basic and diluted (loss) earnings per common share:
Loss per share from continuing operations	$(1.09)	$(0.46)
Earnings per share from discontinued operations	0.01	0.01

Basic and diluted loss per share	$(1.08)	$(0.45)
Weighted average shares outstanding:
Basic	18,463	18,354
Diluted	18,463	18,354

Sypris Solutions, Inc. Consolidated Statements of Operations (in thousands, except for per share data)

	Three Months Ended		Nine Months Ended
	October 4,	September 28,	October 4,	September 28,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Net revenue:
Industrial Group	$37,164	$57,969	$111,603	$196,884
Electronics Group	25,552	28,123	88,200	78,558
Total net revenue	62,716	86,092	199,803	275,442
Cost of sales:
Industrial Group	37,060	57,663	115,831	184,416
Electronics Group	20,434	24,889	73,753	70,071
Total cost of sales	57,494	82,552	189,584	254,487
Gross profit (loss):
Industrial Group	104	306	(4,228)	12,468
Electronics Group	5,118	3,234	14,447	8,487
Total gross profit	5,222	3,540	10,219	20,955
Selling, general and administrative	6,861	8,118	21,601	24,532
Research and development	664	742	2,467	2,472
Amortization of intangible assets	28	42	84	125
Nonrecurring expense, net	1,528	655	5,241	655
Operating loss	(3,859)	(6,017)	(19,174)	(6,829)
Interest expense, net	1,828	578	3,989	1,437
Other (income) expense, net	(7)	1,047	(84)	125
Loss from continuing operations before income taxes	(5,680)	(7,642)	(23,079)	(8,391)
Income tax (benefit) expense	(3,776)	168	(3,009)	107
Loss from continuing operations	(1,904)	(7,810)	(20,070)	(8,498)
Income from discontinued operations, net of tax	135	54	178	192
Net loss	$(1,769)	$(7,756)	$(19,892)	$(8,306)
Basic and diluted (loss) earnings per share:
Loss per share from continuing operations	$(0.10)	$(0.43)	$(1.09)	$(0.46)
Earnings per share from discontinued operations	0.01	0.01	0.01	0.01
Basic and diluted loss per share:	$(0.09)	$(0.42)	$(1.08)	$(0.45)
Dividends declared per common share	$-	$0.03	$-	$0.09
Weighted average shares outstanding:
Basic	18,478	18,369	18,463	18,354
Diluted	18,478	18,369	18,463	18,354

Sypris Solutions, Inc. Consolidated Balance Sheets (in thousands, except for share data)

	October 4,	December 31,
	2009	2008
	(Unaudited)	(Note)
ASSETS
Current assets:
Cash and cash equivalents	$10,745	$13,717
Restricted cash	81	464
Accounts receivable, net	33,782	38,168
Inventory, net	32,379	46,800
Other current assets	8,800	11,597
Assets held for sale - current	27,227	29,592
Total current assets	113,014	140,338
Investment in marketable securities	22,641	2,769
Property, plant and equipment, net	81,761	91,097
Goodwill	6,900	6,900
Other assets	10,411	12,101
Total assets	$234,727	$253,205
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$33,760	$42,186
Accrued liabilities	23,490	27,363
Notes payable	40,730	—
Liabilities held for sale - current	2,774	3,529
Total current liabilities	100,754	73,078
Long-term debt	34,270	73,000
Other liabilities	42,846	47,142
Total liabilities	177,870	193,220
Stockholders’ equity:
Preferred stock, par value $0.01 per share, 975,150 shares authorized; no shares issued	—	—
Series A preferred stock, par value $0.01 per share, 24,850 shares authorized; no shares issued	—	—
Common stock, non-voting, par value $0.01 per share, 10,000,000 shares authorized; no shares issued	—	—
Common stock, par value $0.01 per share, 30,000,000 shares authorized; 20,019,347 shares issued and 19,500,402 outstanding in 2009 and 19,496,620 shares issued and 19,296,003 outstanding in 2008	200	195
Additional paid-in capital	147,262	146,741
Retained deficit	(87,020)	(67,205)
Accumulated other comprehensive loss	(3,580)	(19,744)
Treasury stock, 518,945 and 200,617 shares in 2009 and 2008, respectively	(5)	(2)
Total stockholders’ equity	56,857	59,985
Total liabilities and stockholders’ equity	$234,727	$253,205

Note: The balance sheet at December 31, 2008 has been derived from the audited consolidated financial statements at that date but does not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Sypris Solutions, Inc. Consolidated Cash Flow Statements (in thousands)

	Nine Months Ended
	October 4,	September 28,
	2009	2008
	(Unaudited)
Cash flows from operating activities:
Net loss	$(19,892)	$(8,306)
Income from discontinued operations	178	192
Loss from continuing operations	(20,070)	(8,498)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	11,511	16,403
Noncash compensation expense	619	901
Other noncash items	(3,343)	(7,553)
Changes in operating assets and liabilities:
Accounts receivable	4,368	4,389
Inventory	12,921	1,803
Other current assets	2,758	6,273
Accounts payable	(8,950)	7,842
Accrued and other liabilities	(2,129)	(13,990)
Net cash (used in) provided by operating activities - continuing operations	(2,315)	7,570
Net cash provided by operating activities - discontinued operations	2,641	2,529
Net cash provided by operating activities	326	10,099
Cash flows from investing activities:
Capital expenditures	(3,897)	(7,574)
Proceeds from sale of assets	114	998
Changes in nonoperating assets and liabilities	366	51
Net cash used in investing activities - continuing operations	(3,417)	(6,525)
Net cash used in investing activities - discontinued operations	(843)	(1,910)
Net cash used in investing activities	(4,260)	(8,435)
Cash flows from financing activities:
Net change in debt under revolving credit agreements	2,000	—
Debt modification costs	(652)	—
Cash dividends paid	(386)	(1,734)
Net cash provided by (used in) financing activities	962	(1,734)
Net decrease in cash and cash equivalents	(2,972)	(70)
Cash and cash equivalents at beginning of period	13,717	14,622
Cash and cash equivalents at end of period	$10,745	$14,552

CONTACT:
Sypris Solutions, Inc.
Brian A. Lutes, 502-329-2000
Chief Financial Officer